Exhibit 16.1
February 13, 2009
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
Dear Sirs/Madams:
We have read Item 4.01 of Rockville Financial, Inc.’s Form 8-K dated February 11, 2009, and have the following comments:
1.	We agree with the statements made in Item 4.01 (a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 (b).

Yours truly,

/s/ Deloitte & Touche LLP

Hartford, Connecticut